Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

NIO Inc.

(Name of Issuer)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee Rate		Amount of Filing Fee

Fees to Be Paid	$301,448,000.00	(1)	0.01476	%(2)	$44,493.72	(2)
Fees Previously Paid	—				—
Total Transaction Valuation	$301,448,000.00
Total Fees Due for Filing					$44,493.72	(2)
Total Fees Previously Paid					—
Total Fee Offsets					—
Net Fee Due					$44,493.72	(2)

(1)	Calculated solely for purposes of determining the filing fee. The purchase price of the 0.00% Convertible Senior Notes due 2026 (the “Notes”), as described herein, is US$1,000 per US$1,000 principal amount outstanding. As of January 2, 2024, there was US$301,448,000.00 aggregate principal amount of Notes outstanding, resulting in an aggregate maximum purchase price of US$301,448,000.00 (excluding accrued but unpaid additional interest, if any).

(2)	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $147.60 for each US$1,000,000 of the value of the transaction.